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                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                          WORLDWIDE DATA SYSTEMS, INC.


     This Agreement of Merger, dated as of the 17th day of December, 1999 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and Worldwide Data Systems, Inc., a New Jersey corporation ("Target").

                                    RECITALS

     A. Target was incorporated in the State of New Jersey on January 19, 1988 and on the date hereof has outstanding 1,000 shares of Common Stock ("Target Common Stock").

     B. Acquiror and Target have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

     C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the stockholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

     D. The Boards of Directors of Acquiror and Target and the stockholders of Target have approved the Merger.

                                   AGREEMENTS

     The parties hereto hereby agree as follows:

     1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

     2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

     3. At the Effective Time of the Merger (i) all shares of Target Common Stock that are owned directly or indirectly by Target shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor, (ii) each of the issued and outstanding shares of Target Common Stock shall be converted automatically into and exchanged for 260.80 shares of Common Stock of Acquiror ("Acquiror Common Stock").

     4. Notwithstanding any other term or provision hereof, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Common Stock who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the per share market value of Acquiror Common Stock (deemed to be $97.775) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.

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     5. The conversion of Target Common Stock into Acquiror Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization.

     6. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

     7. This Merger is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     8. (a) The Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

          (b) The Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (c) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     9. (a) Notwithstanding the approval of this Merger Agreement by the stockholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

          (b) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

          (c) In the event of the termination of this Merger Agreement as provided above, each share of Target Common Stock shall not convert into Acquiror Common Stock.

          (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


                                        CISCO SYSTEMS, INC.



                                        By: /s/ LARRY R. CARTER
                                            ------------------------------------
                                            Name: Larry R. Carter
                                            Title: Secretary

                                        By: /s/ JUDITH ESTRIN
                                            ------------------------------------
                                            Name:  Judith Estrin
                                            Title:  Senior Vice President, CTO


                                        WORLDWIDE DATA SYSTEMS, INC.


                                        By: /s/ NICHOLAS A. GRIECO
                                            ------------------------------------
                                            Nicholas A. Grieco, President

                                        By: /s/ GINA GRIECO
                                            ------------------------------------
                                            Gina Grieco, Secretary